EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC. ANNOUNCES

THE SUCCESSFUL RAISING OF $16.5 MILLION IN INVESTOR FUNDS AND CORPORATE RESTRUCTURING

COLDWATER, Mich., October 2, 2013—Monarch Community Bancorp, Inc. (OTCQB:MCBF), the parent company of Monarch Community Bank, today announced it has successfully raised $16.5 million in investor funds which will be used to purchase approximately 8,250,000 shares of Monarch Community Bancorp’s newly issued common stock at $2.00 per share. The funds will remain in escrow pending the completion of all documentation associated with the Company’s retirement of U.S. Department of Treasury TARP obligations and the closing of the transaction, which is expected to conclude in the next 30 to 45 days.

“We are very gratified at the response of the investment community,” stated Richard J. DeVries, President and CEO of Monarch Community Bancorp and Monarch Community Bank, “and are most appreciative of the leadership provided by our investment bankers at the firms of Donnelly Penman & Partners and Boenning & Scattergood, Inc.

Funds will be used to recapitalize Monarch Community Bank, to retire approximately $8.2 million in U.S. Department of Treasury TARP obligations for approximately $4.4 million, and to support the ongoing growth of the bank.

The Bank also announced a corporate restructuring that will streamline the organization, enhance loan production capacity and result in approximately $1.3 million in annualized expense reductions. Approximately $1.0 million of these reductions will be generated through reduced personnel expense. “These are difficult decisions to make and to implement,” stated DeVries, “but they will allow us to operate with an expense structure that will be more in line with our peer banks across the state of Michigan.”

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties and nine loan production offices in Kalamazoo, Calhoun, Berrien, Ingham, Lenawee, Kent, Livingston and Jackson counties in Michigan and one in Steuben County, Indiana.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. Monarch intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Monarch, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. Monarch’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of Monarch and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in Monarch’s market areas; Monarch’s implementation of evolving technologies; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:

Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956